Exhibit 99.1

Hewitt Associates 100 Half Day Road Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.295.7634 www.hewitt.com

News and Information

For Immediate Release

June 26, 2008

Contacts:

Media: Julie Macdonald, julie.macdonald@hewitt.com, (847) 442-6718

Investors: Sean McHugh, sean.mchugh@hewitt.com, (847) 442-8176

Hewitt Associates Appoints William Conaty to Board of Directors

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc, a global human resources consulting and outsourcing company, announced today that its board of directors has elected William J. Conaty, former senior vice president of Corporate Human Resources for General Electric Company (GE), Fairfield, Conn., to the Hewitt board.

Mr. Conaty, 62, brings to Hewitt deep human resources expertise and a track record of innovation as the former human resources leader for 325,000 GE employees worldwide. He was the architect behind many of GE’s widely recognized human resources practices in the areas of workforce differentiation and succession planning, and has been a role model for turning HR organizations into strategic business partners. Mr. Conaty spent his entire 40-year career at GE serving in a wide variety of management and labor relations roles before assuming the lead HR role in 1993.

“We are extremely pleased to have an HR leader of Bill’s stature join Hewitt’s board. His perspective as a top HR executive at one of the world’s leading companies will be of significant value as we continue our focus on growing our businesses by adding new services and extending into new markets,” said Hewitt Chairman and CEO Russ Fradin. “We also plan to draw upon his expertise internally as we continue to create the high performance culture that is so vital for our continued success.”

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Mr. Conaty will serve as a member of the board’s compensation and leadership committee. He also currently serves as a personal advisor to the CEOs of several of the top 100 companies of the FORTUNE 500®.

About Hewitt Associates For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

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